                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                           INFORMATION TO BE INCLUDED
                         IN STATEMENTS FILED PURSUANT TO
                   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13D-2(b)

                               (AMENDMENT NO. 3)*

                             VIROPHARMA INCORPORATED
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   928241 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |_|   Rule 13d-1(b)

            |_|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Sevin Rosen Fund IV L.P.


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [   ]
                                                                (b)  [   ]


3      SEC USE ONLY



4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

    NUMBER OF      5   SOLE VOTING POWER
      SHARES           748,727
   BENEFICIALLY
  OWNED BY EACH    6   SHARED VOTING POWER
    REPORTING          6,234
   PERSON WITH

                   7   SOLE DISPOSITIVE POWER
                       748,727

                   8   SHARED DISPOSITIVE POWER
                       6,234

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       754,961

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                [  ]


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.6%

12     TYPE OF REPORTING PERSON*
       PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       SRB Associates IV L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                 (b)  [   ]

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

 NUMBER OF SHARES   5    SOLE VOTING POWER
   BENEFICIALLY          748,727
   OWNED BY EACH
     REPORTING      6    SHARED VOTING POWER
    PERSON WITH          6,234

                    7    SOLE DISPOSITIVE POWER
                         748,727

                    8    SHARED DISPOSITIVE POWER
                         6,234

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       754,961

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                               [  ]


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.6%

12     TYPE OF REPORTING PERSON*
       PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Jon W. Bayless

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)   [   ]
                                                                  (b)   [   ]

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.

     NUMBER OF       5   SOLE VOTING POWER
       SHARES            19,926
    BENEFICIALLY
   OWNED BY EACH     6   SHARED VOTING POWER
     REPORTING           754,961
    PERSON WITH

                     7   SOLE DISPOSITIVE POWER
                         19,926

                     8   SHARED DISPOSITIVE POWER
                         754,961

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       774,887

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                [   ]


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.7%

12     TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Stephen M. Dow


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [   ]
                                                                   (b)   [   ]

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.

      NUMBER OF       5        SOLE VOTING POWER
       SHARES                  0
    BENEFICIALLY
    OWNED BY EACH     6        SHARED VOTING POWER
      REPORTING                788,888
     PERSON WITH
                      7        SOLE DISPOSITIVE POWER
                               0

                      8        SHARED DISPOSITIVE POWER
                               788,888

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       788,888

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [   ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%

12     TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       John V. Jaggers


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [   ]
                                                                 (b)    [   ]


3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.

      NUMBER OF       5    SOLE VOTING POWER
       SHARES              14,980
    BENEFICIALLY
    OWNED BY EACH     6    SHARED VOTING POWER
      REPORTING            754,961
     PERSON WITH
                      7    SOLE DISPOSITIVE POWER
                           14,980

                      8    SHARED DISPOSITIVE POWER
                           754,961

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       769,941

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [  ]


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.7%

12     TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Charles H. Phipps


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                 (b)   [   ]

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.

    NUMBER OF      5   SOLE VOTING POWER
      SHARES           19,926
   BENEFICIALLY
     OWNED BY      6   SHARED VOTING POWER
       EACH            754,961
    REPORTING
   PERSON WITH     7   SOLE DISPOSITIVE POWER
                       19,926

                   8   SHARED DISPOSITIVE POWER
                       754,961

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       774,887

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [   ]


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.7%

12     TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Jennifer Gill Roberts

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)     [   ]
                                                                (b)     [   ]

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.

    NUMBER OF      5   SOLE VOTING POWER
      SHARES           2,267
   BENEFICIALLY
     OWNED BY      6   SHARED VOTING POWER
       EACH            754,961
    REPORTING
   PERSON WITH
                   7   SOLE DISPOSITIVE POWER
                       2,267

                   8   SHARED DISPOSITIVE POWER
                       754,961

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       757,228

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [   ]


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.6%

12     TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Sevin Rosen Bayless Management Company

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)     [   ]
                                                                (b)     [   ]

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Texas

    NUMBER OF      5   SOLE VOTING POWER
      SHARES           6,234
   BENEFICIALLY
     OWNED BY      6   SHARED VOTING POWER
       EACH            748,727
    REPORTING
   PERSON WITH
                   7   SOLE DISPOSITIVE POWER
                       6,234

                   8   SHARED DISPOSITIVE POWER
                       748,727

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       754,961

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [   ]


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.6%

12     TYPE OF REPORTING PERSON*
       CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
            (A)  NAME OF ISSUER.

            ViroPharma Incorporated, a Delaware corporation (the "Issuer").

            (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 76 Great Valley Parkway, Malvern, Pennsylvania 19355.

ITEM 2.
            (A) NAMES OF PERSONS FILING.

            This statement is filed by the following persons: (i) Sevin Rosen Fund IV L.P. ("SR IV"); (ii) SRB Associates IV L.P. ("SRB IV"); (iii) Jon W. Bayless ("Bayless"); (iv) Stephen M. Dow ("Dow"); (v) John V. Jaggers ("Jaggers"); (vi) Charles H. Phipps ("Phipps"); (vii) Jennifer Gill Roberts ("Roberts") and (viii) Sevin Rosen Bayless Management Company ("SRBMC").

            SRB IV is the general partner of SR IV. Bayless, Dow, Jaggers, Phipps and Roberts are the general partners of SRB IV and are officers and directors of SRBMC.

            (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The principal business office of each of SR IV, SRB IV, Bayless, Jaggers, Phipps and SRBMC is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240. The principal business office of Dow and Roberts is 169 University Avenue, Palo Alto, California 94301.

            (C)  CITIZENSHIP.

            SR IV and SRB IV are each Delaware limited partnerships. Bayless, Dow, Jaggers, Phipps and Roberts are each U.S. citizens. SRBMC is a Texas corporation.

            (D) TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock, par value $.002 per share (the "Common Stock"), of the Issuer.

            (E)  CUSIP NUMBER.

            928241 10 8

ITEM 3.

            This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.     OWNERSHIP.

            (A)  AMOUNT BENEFICIALLY OWNED.

                  (i) Each of SR IV, SRB IV and SRBMC beneficially owns 754,961 shares of Common Stock.

                  (ii)  Bayless  beneficially  owns  774,887  shares  of  Common
                        Stock.

                  (iii) Dow  beneficially  owns 788,888  shares of Common Stock.

                  (iv)  Jaggers beneficially owns 769,941 shares of Common
                        Stock.

                  (v)   Phipps beneficially owns 774,887 shares of Common Stock.

                  (iv)  Roberts  beneficially  owns  757,228  shares  of  Common
                        Stock.

            (B)  PERCENT OF CLASS.(1)

                  (i)   Each of SR IV,  SRB IV, Roberts and SRBMC  - 6.6%.

                  (ii)  Bayless, Jaggers and Phipps  - 6.7%.

                  (iii) Dow - 6.9%.


--------
  1 According to the most recently available filing with the Securities and Exchange Commission in which such number is required to be indicated.

            (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

                  (i)(a) Each of SR IV and SRB IV has sole power to vote or dispose or to direct the vote or disposition of 748,727 shares of Common Stock.

                     (b) Each of SR IV and SRB IV has shared power to vote or dispose or to direct the vote or disposition of 6,234 shares of Common Stock.

                 (ii)(a) SRBMC has sole power to vote or dispose or to direct the vote or disposition of 6,234 shares of Common Stock.

                     (b) SRBMC has shared power to vote or dispose or to direct the vote or disposition of 748,727 shares of Common Stock.

                 (iii)(a) Dow has sole power to vote or dispose or to direct the vote or disposition of no shares of Common Stock.

                      (b) Dow has shared power to vote or dispose or to direct the vote or disposition of 788,888 shares of Common Stock.

                  (iv) Each of Bayless, Jaggers, Phipps and Roberts have shared power to vote or dispose or to direct the vote or disposition of 754,961 shares of Common Stock.

                  (v) Bayless has sole power to vote or dispose or to direct the vote or disposition of 19,926 shares of Common Stock.

                  (vi) Jaggers has sole power to vote or dispose or to direct the vote or disposition of 14,980 shares of Common Stock.

                  (vi) Phipps has sole power to vote or dispose or to direct the vote or disposition of 19,926 shares of Common Stock.

                  (vii) Roberts has sole power to vote or dispose or to direct the vote or disposition of 2,267 shares of Common Stock.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.

                        SIGNATURES/SIGNED IN COUNTERPART

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                    SEVIN ROSEN FUND IV L.P.

                                    By: SRB Associates IV L.P.,
                                         General Partner


Dated:  March 2, 1999           By:   /s/ John V. Jaggers
                                       ---------------------------------------
                                            John V. Jaggers, a General Partner


                                    SRB ASSOCIATES IV L.P.


Dated:  March 2, 1999           By:   /s/ John V. Jaggers
                                        --------------------------------------
                                            John V. Jaggers, a General Partner


Dated:  March 2, 1999                 /s/ John V. Jaggers
                                        --------------------------------------
                                        Jon W. Bayless, by John V. Jaggers,
                                        Attorney-in-Fact


Dated:  March 2, 1999               /s/ John V. Jaggers
                                        --------------------------------------
                                        Stephen M. Dow, by John V. Jaggers,
                                        Attorney-in-Fact



Dated:  March 2, 1999               /s/ John V. Jaggers
                                        --------------------------------------
                                        John V. Jaggers


Dated:  March 2, 1999                /s/ John V. Jaggers
                                        --------------------------------------
                                        Charles H. Phipps, by John V. Jaggers,
                                        Attorney-in-Fact


Dated:  March 2, 1999                /s/ John V. Jaggers
                                        --------------------------------------
                                        Jennifer Gill Roberts,
                                        by John V. Jaggers, Attorney-in-Fact


                                    SEVIN ROSEN BAYLESS MANAGEMENT COMPANY



Dated:  March 2, 1999           By:   /s/ John V. Jaggers
                                       ---------------------------------------
                                            Title: Vice President

                                  EXHIBIT INDEX
EXHIBIT

99.1        Joint Filing Agreement.